MUELLER WATER PRODUCTS REPORTS 2020 FIRST QUARTER RESULTS

Increased Net Sales 10.3 percent to $212.6 million
Reported Net Income per Diluted Share of $0.06
Delivered Adjusted Net Income per Diluted Share of $0.08

ATLANTA, GA, February 4, 2020 - Mueller Water Products, Inc. (NYSE: MWA) announced today that for its fiscal 2020 first quarter ended December 31, 2019, net sales were $212.6 million and net income was $10.3 million.
In the 2020 first quarter, the Company:

•	Increased net sales 10.3 percent to $212.6 million as compared with $192.8 million in the prior year quarter.

•
Generated operating income of $20.3 million as compared with $15.9 million in the prior year quarter. Increased adjusted operating income 18.8 percent to $22.7 million as compared with $19.1 million in the prior year quarter.

•
Achieved net income of $10.3 million as compared with a net loss of $21.0 million in the prior year quarter. Adjusted net income increased 6.0 percent to $12.3 million as compared with $11.6 million in the prior year quarter.

•
Reported net income per diluted share of $0.06 as compared with a net loss per diluted share of $0.13 in the prior year quarter. Achieved adjusted net income per diluted share of $0.08 as compared with $0.07 in the prior year quarter.

•	Increased adjusted EBITDA 19.5 percent to $37.4 million as compared with $31.3 million in the prior year quarter.
“We had a very good start to 2020 as we generated solid organic net sales growth, improved margins and increased adjusted EBITDA in the quarter. Our net sales increased 10.3 percent with organic net sales increasing 3.1 percent as we benefited from both higher pricing and increased shipment volumes of our core Infrastructure products,” said Scott Hall, President and Chief Executive Officer of Mueller Water Products.
“We increased our gross margin by 290 basis points to over 34 percent in the quarter. Higher pricing, favorable product mix and the addition of Krausz more than offset increased costs from tariffs and inflation during the quarter. Both Infrastructure and Technologies contributed to the gross margin improvement in the quarter. I was especially pleased to see Technologies achieve breakeven adjusted EBITDA in the quarter. This performance and the addition of Krausz helped deliver nearly 20 percent adjusted EBITDA growth in the quarter.
“During the quarter, we also settled the Walter Energy tax liability with a $22.2 million payment to the IRS. After significant effort managing and resolving a complex situation over the past four years regarding the obligation of our one-time parent company, we can finally put this matter behind us.

“For fiscal 2020, we expect to see continued favorable demand in our end markets driven by healthy municipal spending and improved residential construction. Despite continued uncertainty from global and domestic matters, we are increasing our expectations for growth both in net sales and adjusted EBITDA for fiscal 2020. We now expect to achieve the upper end of the annual guidance ranges previously provided.
“Going forward, we are continuing to focus on executing our key strategic priorities. These include accelerating new product development, developing a fully-integrated technology platform for infrastructure monitoring, driving operational excellence and modernizing our manufacturing facilities. We expect that the large capital investment projects, which we previously announced, will both accelerate our sales growth by broadening our product capabilities and expand gross margins by modernizing our facilities, equipment and processes.
“With our market-leading positions and extensive installed base of water infrastructure products, we are well positioned to develop and deliver new solutions for our customers. Over the next few years, I am confident in our strategies to accelerate our transformation. We are well on our way to incorporating technology into our Infrastructure products and modernizing our manufacturing facilities and operations. As a result, we believe we will be able to drive above-market sales growth and deliver margin expansion and earnings growth, while also continuing to return cash to shareholders.”
Consolidated Results
Net sales for the 2020 first quarter increased 10.3 percent, or $19.8 million, to $212.6 million, as compared with $192.8 million in the 2019 first quarter.
Adjusted operating income increased 18.8 percent to $22.7 million for the 2020 first quarter as compared with $19.1 million in the 2019 first quarter.
During the 2020 first quarter, we recorded $2.4 million of strategic reorganization and other charges.
Segment Results
Infrastructure
Net sales for the 2020 first quarter increased 12.1 percent, or $20.8 million, to $192.8 million, as compared with $172.0 million in the 2019 first quarter. This increase was due to the sales of Krausz, higher pricing and increased shipment volumes as organic net sales increased 4.1 percent in the quarter as compared with the prior year.
Operating income and adjusted operating income were $35.7 million in the quarter. Adjusted operating income increased $4.8 million, or 15.5 percent, as compared with the prior year quarter, primarily due to higher pricing, product mix, increased shipment volumes and the inclusion of Krausz, partially offset by higher costs associated with tariffs and inflation, increased SG&A expenses and unfavorable manufacturing performance.
Adjusted EBITDA of $47.7 million increased 16.3 percent, or $6.7 million, as compared with $41.0 million in the prior year quarter.
Technologies

Net sales for the 2020 first quarter decreased 4.8 percent to $19.8 million primarily due to lower volumes at Metrology, partially offset by higher volumes at Echologics.
Operating loss and adjusted operating loss were $2.0 million. Adjusted operating loss improved $1.7 million from the loss of $3.7 million in the prior year quarter, primarily due to product mix, higher pricing and lower SG&A expenses, partially offset by lower shipment volumes and higher costs associated with inflation.
Adjusted EBITDA improved $1.7 million to breakeven, as compared with a loss of $1.7 million in the prior year quarter.
Interest Expense, Net
Interest expense, net for the 2020 first quarter was $7.4 million as compared with $5.5 million in the prior year quarter. The increase in net interest expense in the quarter resulted from a non-cash adjustment to capitalized interest and decreased interest income.
Income Taxes
Income tax expense was $3.1 million, or 23.1 percent of income before tax, as compared with an income tax benefit of $5.9 million, or 21.9 percent of loss before tax, in the prior year quarter. The prior year quarter included a $7.7 million benefit from the Walter Energy Accrual.
Cash Flow
Cash used in operating activities for the first quarter was $12.4 million, which included the $22.2 million payment associated with the Walter Tax settlement. We invested $15.2 million in capital expenditures in the quarter, which was similar to the first quarter of the prior year. Our cash generation is generally stronger in the second half of our fiscal year due to the seasonality of our business.
Full-Year 2020 Outlook
The Company’s expectations for full-year 2020, which reflect the current business environment and outlook, are as follows:

•	Municipal spending growing in the low-single digit range, residential construction growing in the low-single digit range and natural gas distribution growing in the low to mid-single digit range.

•
Consolidated net sales growth at the high end of the 3 to 5 percent range previously provided, driven by higher pricing, increased shipment volumes and the contribution from Krausz in the first quarter.

•
Growth in adjusted EBITDA at the high end of the 4 to 8 percent range previously provided (as compared with $198.2 million of adjusted EBITDA in 2019), based on the current outlook for net sales growth, product mix and inflation.

•	Total SG&A expenses at approximately 20 percent of consolidated net sales.

•	Net interest expense between $24 million and $25 million.

•	Effective income tax rate between 24 and 26 percent.

•	Depreciation and amortization between $60 million and $62 million.

•	Capital expenditures between $80 million and $90 million.

Conference Call Webcast
Mueller Water Products’ quarterly earnings conference call will take place Wednesday February 5, 2020, at 9:00 a.m. ET. Members of Mueller Water Products’ leadership team will discuss the Company’s recent financial performance and respond to questions from financial analysts. A live webcast of the call will be available on the Investor Relations section of the Company’s website. Please go to the website (www.muellerwaterproducts.com) at least 15 minutes prior to the start of the call to register, download and install any necessary software. A replay of the call will be available for 30 days and can be accessed by dialing 1-866-441-8817. An archive of the webcast will also be available on the Investor Relations section of the Company’s website.
Use of Non-GAAP Measures
In an effort to provide investors with additional information regarding the Company’s results as determined under GAAP, the Company also provides non-GAAP information that management believes is useful to investors. These non-GAAP measures have limitations as analytical tools, and securities analysts, investors and other interested parties should not consider any of these non-GAAP measures in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. These non-GAAP measures may not be comparable to similarly titled measures used by other companies.
The Company presents adjusted net income, adjusted net income per diluted share, adjusted operating income, adjusted operating margin, adjusted EBITDA and adjusted EBITDA margin as performance measures because management uses these measures in evaluating the Company’s underlying performance on a consistent basis across periods and in making decisions about operational strategies. Management also believes these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of the Company’s recurring performance.
The Company presents net debt and net debt leverage as performance measures because management uses them in evaluating its capital management, and the investment community commonly uses them as measures of indebtedness. The Company presents free cash flow because management believes it is commonly used by the investment community to measure the Company’s ability to create liquidity.
The calculations of these non-GAAP measures and reconciliations to GAAP results are included as an attachment to this press release and have been posted online at www.muellerwaterproducts.com.
Forward-Looking Statements
This press release contains certain statements that may be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements that address activities, events or developments that the Company intends, expects, plans, projects, believes or anticipates will or may occur in the future are forward-looking statements, including statements regarding go-to-market strategies, operational excellence, acceleration of new product development, continued growth in end markets, net sales growth, organic adjusted operating income and adjusted EBITDA growth, capital expenditure plans, litigation outcomes, capital allocation and growth strategies and future warranty charges. Forward-looking statements are based on certain assumptions and assessments made by the Company in light of the Company’s experience and perception of historical trends, current conditions and expected future developments.

Actual results and the timing of events may differ materially from those contemplated by the forward-looking statements due to a number of factors, including regional, national or global political, economic, market and competitive conditions, cyclical and changing demand in core markets such as municipal spending, residential and non-residential construction, and natural gas distribution, manufacturing and product performance, expectations regarding higher volumes, continued execution of cost productivity initiatives and improved pricing, warranty exposures (including the adequacy of warranty reserves), the potential impact of coronavirus on our operations and results, such as government-mandated facility closures, other manufacturing restrictions, logistical challenges and supply chain interruptions, and health and safety issues for our operations both within and outside of China, failure to achieve expected cost savings, sales growth, profitability improvements and manufacturing efficiencies from our large capital projects in Chattanooga and Kimball, Tennessee and Decatur, Illinois, changing regulatory, trade and tariff conditions, the failure to integrate and/or realize any of the anticipated benefits of recent acquisitions and other factors that are described in the section entitled “RISK FACTORS” in Item 1A of the Company’s most recently filed Annual Report on Form 10-K. Undue reliance should not be placed on any forward-looking statements.  The Company does not intend to update forward-looking statements, except as required by law.
About Mueller Water Products, Inc.
Mueller Water Products, Inc. (NYSE: MWA) is a leading manufacturer and marketer of products and services used in the transmission, distribution and measurement of water in North America. Our broad product and service portfolio includes engineered valves, fire hydrants, pipe connection and repair products, metering products, leak detection, and pipe condition assessment. We help municipalities increase operational efficiencies, improve customer service and prioritize capital spending, demonstrating why Mueller Water Products is Where Intelligence Meets Infrastructure®. Visit us at www.muellerwaterproducts.com.
Mueller refers to one or more of Mueller Water Products, Inc. a Delaware corporation (“MWP”), and its subsidiaries. MWP and each of its subsidiaries are legally separate and independent entities when providing products and services. MWP does not provide products or services to third parties. MWP and each of its subsidiaries are liable only for their own acts and omissions and not those of each other. MWP brands include Mueller®, Echologics®, Hydro Gate®, Hydro-Guard®, HYMAX®, Jones®, Krausz®, Mi.Net®, Milliken®, Pratt®, Singer®, and U.S. Pipe Valve & Hydrant. Please see muellerwp.com/brands and krauszusa.com to learn more.

Investor Relations Contact: Whit Kincaid
770-206-4116
wkincaid@muellerwp.com

Media Contact: Yolanda Kokayi
770-206-4131
ykokayi@muellerwp.com

###

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	December 31,	September 30,
	2019	2019
	(in millions, except share amounts)
Assets:
Cash and cash equivalents	$136.8	$176.7
Receivables, net	132.1	172.8
Inventories	212.9	191.4
Other current assets	25.7	26.0
Total current assets	507.5	566.9
Property, plant and equipment, net	224.5	217.1
Goodwill	97.5	95.7
Intangible assets	428.0	433.7
Other noncurrent assets	51.5	23.9
Total assets	$1,309.0	$1,337.3

Liabilities and equity:
Current portion of long-term debt	$0.9	$0.9
Accounts payable	58.6	84.6
Other current liabilities	63.9	93.0
Total current liabilities	123.4	178.5
Long-term debt	445.5	445.4
Deferred income taxes	89.5	87.9
Other noncurrent liabilities	55.6	33.2
Total liabilities	714.0	745.0

Commitments and contingencies

Common stock: 600,000,000 shares authorized; 157,889,045 and 157,462,140 shares outstanding at December 31, 2019 and September 30, 2019, respectively	1.6	1.6
Additional paid-in capital	1,401.3	1,410.7
Accumulated deficit	(775.9)	(786.2)
Accumulated other comprehensive loss	(32.0)	(36.0)
Total Company stockholders’ equity	595.0	590.1
Noncontrolling interest	—	2.2
Total equity	595.0	592.3
Total liabilities and equity	$1,309.0	$1,337.3

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended
	December 31,
	2019	2018
	(in millions, except per share amounts)
Net sales	$212.6	$192.8
Cost of sales	140.0	132.7
Gross profit	72.6	60.1
Operating expenses:
Selling, general and administrative	49.9	41.0
Strategic reorganization and other charges	2.4	3.2
Total operating expenses	52.3	44.2
Operating income	20.3	15.9
Other expense (income):
Pension cost (benefit) other than service	(0.7)	(0.1)
Interest expense, net	7.4	5.5
Walter Energy Accrual (1)	0.2	37.4
Net other expense	6.9	42.8
Income (loss) before income taxes	13.4	(26.9)
Income taxes:
Recurring-basis income tax expense	3.1	2.4
Tax benefit of Walter Energy Accrual	—	(7.7)
One-time impacts from tax legislation (2)	—	(0.6)
Income tax expense (benefit)	3.1	(5.9)
Net income (loss)	$10.3	$(21.0)

Net income (loss) per basic share	$0.07	$(0.13)

Net income (loss) per diluted share	$0.06	$(0.13)

Weighted average shares outstanding:
Basic	157.7	157.7
Diluted	158.7	158.8

Dividends declared per share	$0.0525	$0.05

(1) In the quarter ended December 31, 2018, the Company recorded an accrual related to the Walter Energy tax dispute, which included $7.4 million for the underlying tax matter and $30 million of related interest. In the quarter ended December 31, 2019, the Company accrued $0.2 million of additional interest as part of the final settlement.

(2) The quarter ended December 31, 2018 included a $0.6 million income tax benefit for the finalized calculation of “transition tax” enacted in recent federal legislation.

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three months ended
	December 31,
	2019	2018
	(in millions)
Operating activities:
Net income (loss)	$10.3	$(21.0)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	7.0	6.1
Amortization	7.0	6.0
Stock-based compensation	1.3	1.7
Retirement plans	0.7	0.3
Deferred income taxes	1.0	(2.2)
Other, net	(0.4)	1.2
Changes in assets and liabilities, net of acquisitions:
Receivables	41.0	57.7
Inventories	(21.0)	(21.9)
Other assets	3.6	(3.5)
Accounts payable	(26.0)	(32.0)
Walter Energy Accrual	(22.0)	37.4
Other current liabilities	(12.8)	(12.2)
Long-term liabilities	(2.1)	(7.7)
Net cash provided by (used in) operating activities	(12.4)	9.9
Investing activities:
Capital expenditures	(15.2)	(15.9)
Proceeds from sales of assets	0.1	—
Business acquisitions, net of cash acquired	—	(123.0)
Net cash used in investing activities	(15.1)	(138.9)
Financing activities:
Repayment of Krausz debt	—	(13.2)
Dividends	(8.3)	(7.9)
Acquisition of joint venture partner’s interest	(5.2)	—
Employee taxes related to stock-based compensation	(0.7)	(1.2)
Common stock issued	1.4	3.1
Other	—	0.4
Net cash used in financing activities	(12.8)	(18.8)
Effect of currency exchange rate changes on cash	0.4	(0.5)
Net change in cash and cash equivalents	(39.9)	(148.3)
Cash and cash equivalents at beginning of period	176.7	347.1
Cash and cash equivalents at end of period	$136.8	$198.8

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES (UNAUDITED)

	Quarter ended December 31, 2019
	Infrastructure	Technologies	Corporate	Consolidated
	(dollars in millions, except per share amounts)
Net sales	$192.8	$19.8	$—	$212.6

Gross profit	$68.2	$4.4	$—	$72.6
Selling, general and administrative expenses	32.5	6.4	11.0	49.9
Strategic reorganization and other charges	—	—	2.4	2.4
Operating income (loss) (1)	$35.7	$(2.0)	$(13.4)	$20.3

Operating margin	18.5%	(10.1)%		9.5%

Capital expenditures	$14.5	$0.6	$0.1	$15.2

Reconciliation of non-GAAP performance measures to GAAP performance measures:
Net income				$10.3
Strategic reorganization and other charges				2.4
Walter Energy Accrual				0.2
Income tax benefit of adjusting items				(0.6)
Adjusted net income				$12.3

Weighted average diluted shares outstanding				158.7

Adjusted net income per diluted share				$0.08

Net income				$10.3
Income tax expense (1)				3.1
Interest expense, net (1)				7.4
Walter Energy Accrual				0.2
Pension benefit other than service				(0.7)
Operating income (loss)	$35.7	$(2.0)	$(13.4)	20.3
Strategic reorganization and other charges	—	—	2.4	2.4
Adjusted operating income (loss)	35.7	(2.0)	(11.0)	22.7
Pension benefit other than service	—	—	0.7	0.7
Depreciation and amortization	12.0	2.0	—	14.0
Adjusted EBITDA	$47.7	$—	$(10.3)	$37.4

Adjusted operating margin	18.5%	(10.1)%		10.7%

Adjusted EBITDA margin	24.7%	—%		17.6%

(1) We do not allocate interest or income taxes to our segments.

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES (UNAUDITED)

	Quarter ended December 31, 2019
	Infrastructure	Technologies	Corporate	Consolidated
	(dollars in millions, except per share amounts)
Adjusted EBITDA	$47.7	$—	$(10.3)	$37.4
Three prior quarters’ adjusted EBITDA	192.2	0.9	(26.1)	167.0
Trailing twelve months’ adjusted EBITDA	$239.9	$0.9	$(36.4)	$204.4

Reconciliation of net debt to total debt (end of period):
Current portion of long-term debt				$0.9
Long-term debt				445.5
Total debt				446.4
Less cash and cash equivalents				136.8
Net debt				$309.6

Net debt leverage (net debt divided by trailing twelve months’ adjusted EBITDA)				1.5x

Reconciliation of free cash flow to net cash used in operating activities:
Net cash used in operating activities				$(12.4)
Less capital expenditures				(15.2)
Free cash flow				$(27.6)

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES (UNAUDITED)

	Quarter ended December 31, 2018
	Infrastructure	Technologies	Corporate	Consolidated
	(dollars in millions, except per share amounts)
Net sales	$172.0	$20.8	$—	$192.8

Gross profit	$56.8	$3.3	$—	$60.1
Selling, general and administrative expenses	25.9	7.0	8.1	41.0
Strategic reorganization and other charges	—	—	3.2	3.2
Operating income (loss) (1)	$30.9	$(3.7)	$(11.3)	$15.9

Operating margin	18.0%	(17.8)%		8.2%

Capital expenditures	$14.8	$1.1	$—	$15.9

Reconciliation of non-GAAP performance measures to GAAP performance measures:
Net loss				$(21.0)
Walter Energy Accrual				37.4
Strategic reorganization and other charges				3.2
Transition tax benefit				(0.6)
Discrete tax benefit of Walter Energy Accrual				(7.7)
Income tax benefit of adjusting items				0.3
Adjusted net income				$11.6

Weighted average diluted shares outstanding				158.8

Adjusted net income per diluted share				$0.07

Net loss				$(21.0)
Income tax expense (1)				(5.9)
Interest expense, net (1)				5.5
Walter Energy Accrual				37.4
Pension costs other than service				(0.1)
Operating income (loss)	$30.9	$(3.7)	$(11.3)	15.9
Strategic reorganization and other charges	—	—	3.2	3.2
Adjusted operating income (loss)	30.9	(3.7)	(8.1)	19.1
Pension costs other than service	—	—	0.1	0.1
Depreciation and amortization	10.1	2.0	—	12.1
Adjusted EBITDA	$41.0	$(1.7)	$(8.0)	$31.3

Adjusted operating margin	18.0%	(17.8)%		9.9%

Adjusted EBITDA margin	23.8%	(8.2)%		16.2%

(1) We do not allocate interest or income taxes to our segments.

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES (UNAUDITED)

	Quarter ended December 31, 2018
	Infrastructure	Technologies	Corporate	Consolidated
	(dollars in millions, except per share amounts)
Adjusted EBITDA	$41.0	$(1.7)	$(8.0)	$31.3
Three prior quarters’ adjusted EBITDA	180.5	(0.9)	(25.6)	154.0
Trailing twelve months’ adjusted EBITDA	$221.5	$(2.6)	$(33.6)	$185.3

Reconciliation of net debt to total debt (end of period):
Current portion of long-term debt				$0.8
Long-term debt				444.8
Total debt				445.6
Less cash and cash equivalents				198.8
Net debt				$246.8

Net debt leverage (net debt divided by trailing twelve months’ adjusted EBITDA)				1.3x

Reconciliation of free cash flow to net cash provided by operating activities:
Net cash provided by operating activities				$9.9
Less capital expenditures				(15.9)
Free cash flow				$(6.0)